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                                                                   Exhibit 12(a)



                            THE SEAGRAM COMPANY LTD.

                            and Subsidiary Companies

                Computation of Ratio of Earnings to Fixed Charges


                                                                     Fiscal      Transition
                                               Quarter Ended       Year Ended   Period Ended
                                                September 30,       June 30,       June 30,
                                              1997        1996        1997          1996
                                             -------     -------     -------       -------
                                                               (millions)
Earnings before income taxes and             $   252     $   278     $   899       $    65
minority interest

Add (deduct):

Equity in net earnings of less than 50%
owned companies                                   (2)         (9)        (32)           (4)

Dividends from less than 50% owned                 3           1          12             9
companies

Fixed charges                                     87         101         398           183
Interest capitalized, net of amortization         (1)         --          (2)           (4)
                                             -------     -------     -------       -------
Earnings available for fixed charges         $   339     $   371     $ 1,275       $   249
                                             -------     -------     -------       -------

Fixed Charges:

Interest Expense                             $    68     $    83     $   326       $   151

Proportionate share of 50% owned
companies' fixed charges                           5           4          16             8

Portion of rent expense deemed to
represent interest factor                         14          14          56            24
                                             -------     -------     -------       -------

Fixed Charges                                $    87     $   101     $   398       $   183
                                             -------     -------     -------       -------
Ratio of Earnings to Fixed Charges              3.9x        3.7x        3.2x          1.4x
                                             =======     =======     =======       =======